Exhibit 99.1

WHITING USA TRUST II The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

Whiting USA Trust II Announces Trust Quarterly Results

Austin, Texas, May 10, 2016 –  Whiting USA Trust  II  (OTC Symbol – WHZT) announced today that it determined there will be no distribution made to unitholders in the second quarter of 2016. This is due to the net profits interest generating a net loss of $1.2 million during the first quarterly payment period of 2016 primarily due to the decline in oil and natural gas prices, which lower commodity prices caused production and development costs on the underlying properties to exceed the proceeds from production.

Sales volumes, net losses and selected performance metrics for the quarter payment period were:

Sales volumes:
Oil (Bbl)(1)	259,151
Natural gas (Mcf)	405,678
Total (BOE)	326,764
Gross proceeds:
Oil sales(1)	$6,721,154
Natural gas sales	773,195
Total gross proceeds(2)	$7,494,349
Costs:
Lease operating expenses(3)	$7,329,888
Production taxes	375,826
Development costs	1,119,713
Cash settlements on commodity derivatives(4)	-
Total costs	$8,825,427
Net losses	$(1,331,078)
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$(1,197,970)
Provision for estimated Trust expenses	-
Montana state income taxes withheld	(3,460)
Net cash losses(5)	$(1,201,430)
Trust units outstanding	18,400,000
Cash loss per Trust unit(5)	$(0.065295)
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)(2)	$25.94
Natural gas average realized price (per Mcf)(2)	$1.91
Lease operating expenses (per BOE)	$22.43
Production tax rate (percent of total gross proceeds)	5.0%

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(1)	Oil includes natural gas liquids.
(2)

The decline in gross proceeds for the first quarterly payment period of 2016 when compared to the fourth quarterly payment period of 2015 was mainly due to significantly lower realized oil and natural gas prices. The average sales price realized for crude oil and natural gas decreased by 26% and 17%, respectively, between periods due to lower NYMEX prices for oil and gas.

(3)

Lease operating expenses declined $1.5 million (or 17%) from $8.9 million during the fourth quarterly payment period of 2015 to $7.3 million during the first quarterly payment period of 2016 due to (i) cost reduction measures implemented by Whiting and other operators,  (ii) the general downturn in the oil and gas industry which has resulted in declining costs for oilfield goods and services and (iii) lower ad valorem taxes between periods.

(4)

All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets.  Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net proceeds (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.

(5)

When net losses are generated under the net profits interest, the Trust receives no payment from Whiting; however, neither the Trust nor the Trust unitholders are liable for any such losses. All such net losses, plus accrued interest at the prevailing money market rate, will be deducted from gross proceeds in future computation periods for purposes of determining net proceeds (or net losses as the case may be) until the negative net proceeds, including interest, have been recovered in full. The Trust will make no further distributions until that occurs.

Status of the Trust

Oil and natural gas prices have fallen significantly since reaching highs of $105.00 per Bbl and $4.80 per Mcf, respectively, during 2014. As a result of the decline in commodity prices, the net profits interest has not generated positive net proceeds since the third quarterly payment period of 2015. The Trust is unable to predict future commodity prices; however, it appears likely that distributions to Trust unitholders will continue to be significantly impacted by low oil and natural gas prices.

If the NPI continues to generate net losses, the net profits interest will not provide sufficient funds to the Trustee to enable it to pay all of the Trust’s administrative expenses. The Trustee may borrow the funds required to pay the Trust’s liabilities if the Trustee determines that the cash on hand and the cash to be received, which is dependent on future net proceeds, are insufficient to cover the Trust’s liabilities. If the Trustee borrows funds, the Trust unitholders will not receive distributions until the borrowed funds together with any accumulated net losses and accrued interest are repaid. As of April 30, 2016, the Trust had cash reserves of $0.1 million remaining for the payment of its administrative expenses.

If the Trustee determines that the Trust’s cash reserves are insufficient to cover the general and administrative expenses of the Trust during periods when the NPI continues to generate net losses, Whiting intends to loan to the Trust the amount of funds necessary to satisfy payment of its liabilities. Additionally, due to the Trust’s limited cash resources when the NPI is generating net losses (or generating minimal net proceeds), Whiting has agreed to allow the Trust to defer payment of Whiting’s administrative fee of  $50,000 per quarter, until such time that the net proceeds generated by the NPI are sufficient to fund the payment of such fee.  Whiting has, at its discretion, agreed to initiate this payment deferral arrangement beginning with its administrative service fee for the second quarter of 2016, which would normally be due and payable by the Trust during July 2016.

Trust Overview

The Trust’s net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States.

The net profits interest will terminate on the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold, and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. Additionally, the Trust is required to sell the NPI and terminate if cash proceeds to the Trust from the net profits interest are less than $2.0 million for each of any two consecutive years. The market price of the Trust units will decline to zero at termination of the Trust, which will occur around or shortly after the earlier of (i) the sale of the NPI or (ii) the net profits interest termination date, which is estimated to be June 30, 2022 based on the Trust’s year-end 2015 reserve report.  As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

As of March 31, 2016, on a cumulative accrual basis, 6.08 MMBOE (57%) of the Trust’s total 10.61 MMBOE have been produced and sold or divested. Based on the Trust’s reserve report for the underlying properties as of December 31, 2015, the Trust’s 10.61 MMBOE are projected to be produced by June 30, 2022, shortly after which the Trust would terminate.  Additionally, the 2015 year-end reserve report reflects expected annualized decline rates of approximately 14% for oil and 21% for gas between 2016 and 2022, which estimates are derived from NYMEX oil and gas prices of $50.28 per Bbl and $2.58 per MMbtu pursuant to current SEC and FASB guidelines,  whereas the average NYMEX oil and gas prices for the month of March 2016 were $37.96 per Bbl and $1.62 per MMBtu, respectively. Lower oil and gas prices are likely to cause a reduction in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties which may further extend the length of time required to produce the Trust’s 10.61 MMBOE. Additionally, cash distributions to unitholders may decline at a faster rate than the rate of production due to industry-specific risks and uncertainties such as (i) commodity price declines, (ii) fixed and semi-variable costs not decreasing as fast as production volumes or (iii) expected future development being delayed, reduced or cancelled.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact.  No assurances can be given that such statements will prove to be correct. The estimated time when the Trust will terminate is based on the Trust’s reserve report of the underlying properties as of December 31, 2015 and is subject to the assumptions contained therein. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, the timing of any such production, risks inherent in the operation, production and development of oil and gas properties, and future production and development costs.  Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Suite 500, Austin, TX 78701
http://WhitingWHZ.investorhq.businesswire.com/